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                                                                     EXHIBIT 2.1


                     REAL ESTATE SALE AND PURCHASE AGREEMENT
                    BY AND BETWEEN CURTISS-WRIGHT CORPORATION
                     CURTISS-WRIGHT FLIGHT SYSTEMS, INC. AND
                                 SHAW ACHAS LLC



         1. PARTIES. This contract is made this 2nd day of August 2001, by and between Curtiss-Wright Corporation, a Delaware corporation, and Curtiss-Wright Flight Systems, Inc., a Delaware corporation, (collectively "Seller") and Shaw Achas LLC, a New York Limited Liability Company, ("Purchaser").

         2. AGREEMENT. The Seller agrees to sell and the Purchaser agrees to buy the property described according to the terms of this agreement (the "Agreement").

         3. DESCRIPTION. The property which is the subject matter of this Agreement is known as all the lots, or parcels of land and premises, known as Lot 1.01 in Block 320 on the tax map of the Borough of Wood-Ridge in the County of Bergen, New Jersey, which is commonly known as One Passaic Street, Wood-Ridge, New Jersey, and is more particularly described on Exhibit A attached hereto and made a part hereof (the "Property"). The Property shall mean:

                           (a) all those certain tracts or parcels of land more
                  particularly described on Exhibit A, together with all and singular the rights and appurtenances pertaining to such properties, including, without limitation, any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way and any award to be made in lieu thereof and to any unpaid award for damage to the Land and Improvements (as hereinafter defined) by reason of change of grade of any street occurring after the execution of this Agreement (the foregoing being sometimes referred to herein individually and collectively as the "Land"), which shall be conveyed to Purchaser in accordance with the terms hereof;

                           (b) the buildings, structures, fixtures and other
                  improvements, except those fixtures, improvements, equipment and accessories relating to the Seller's environmental remediation efforts, on the Land (collectively, the "Improvements");

                           (c) all of Seller's right, title and interest in and
                  to any and all casements, rights of way, privileges, strips, gores, development rights and income therefrom, declarations, agreements or instruments affecting or in any way connected to the Land and/or the Improvements;







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                           (d) all of Seller's right, title and interest in and
                  to all assignable contracts and agreements (collectively, the "Operating Agreements"), relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property, which will extend beyond the date of Closing and which Purchaser elects to assume in its discretion, But excluding all environmental contracts and agreements relating to the ongoing remediation of the Property; and

                           (e) The fixtures, furniture and equipment
                  specifically identified on Exhibit B to be prepared by the parties prior to the expiration of the Due Diligence Period.

                           (f) all of Seller's right, title and interest in and
                  to all lease agreements with existing tenants (collectively, the "Lease Agreements"), summarized on Exhibit C attached hereto.

         4. PRICE AND PAYMENT.

         (a) The purchase price of the Property is FIFTY ONE MILLION DOLLARS ($51,000,000.00) (the "Purchase Price") which shall be paid subject only to the adjustments and apportionments provided in this Agreement.

         (b) On the execution and delivery of this Agreement for which this is a receipt, Purchaser shall pay directly to Seller a contract fee in the amount of FIFTY THOUSAND DOLLARS ($50,000.00) (the "Contract Fee") in non-refundable funds, subject to the provisions hereinafter set forth, and to Stewart Title Insurance Company at 1055 Parsippany Boulevard, Parsippany, New Jersey 07054, as escrowee (the "Escrowee") to be held in an interest bearing trust account, the sum of FOUR HUNDRED FIFTY THOUSAND DOLLARS ($450,000.00)(the "Initial Deposit") to be held in escrow pursuant to this Agreement. If at any time during the Due Diligence Period (as hereinafter defined), the Purchaser has notified the Seller that the Purchaser intends to cancel the Agreement under Section 7, the entire Initial Deposit plus accrued interest shall be promptly refunded to the Purchaser and this Agreement shall be void. The Seller shall retain the Contract Fee. The Purchaser shall thereafter have no further legal or equitable interest in the property, and the parties hereto shall have no further obligation or liability under the terms of this Agreement.



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                           (i) If, however, the Purchaser does not cancel this
         Agreement in writing during the Due Diligence Period, the Initial Deposit shall be deemed non-refundable (the "Due Diligence Payment"), subject, however, to the terms of this Agreement hereinafter set forth, and the transfer of such funds by Escrowee into a separate sub-account established for the benefit of Seller (the "Sub-Account"). The Purchaser shall be given credit against the Purchase Price at the closing for the Contract Fee and the Due Diligence Payment. In addition, the Purchaser shall deposit an additional sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) (the "Second Deposit") on the expiration of the Due Diligence Period with Escrowee to be held in escrow pursuant to the terms hereof. If the Purchaser closes title in accordance with this Agreement, Seller shall be entitled to the interest on the Initial Deposit and the Second Deposit (collectively "the Deposit"). The Deposit shall be non-refundable subject, however, to Article 12 hereof, and unless Seller fails to deliver the Property in accordance with the requirements hereof or otherwise defaults hereunder.

                           (ii) If Purchaser shall not close title for any reason, other than a breach of this Agreement, the Seller and Purchaser shall equally share in the accrued interest on the Deposit. If either party should intentionally breach the terms of this Agreement, the non-breaching party shall be entitled to all interest on the Deposit.

         (c) The parties acknowledge that the Escrowee is holding the Deposit (and all accrued interest thereon) solely as a stakeholder at their request and for their convenience, that the Escrowee shall not be deemed to be the agent of either party in carrying out its role as escrow agent hereunder, and that the Escrowee shall not be liable to either party for any act or omission on its part unless taken or suffered in bad faith or in willful disregard of this Agreement or involving its negligence. Both parties shall indemnify and hold Escrowee harmless from and against any and all claims, liabilities and expenses (including reasonable attorneys' fees and disbursements and court costs) which the Escrowee may incur in connection with the performance of its duties hereunder, except with respect to actions or omissions taken or suffered by the Escrowee in bad faith or in willful disregard of this Agreement or involving the Escrowee's negligence. Purchaser also agrees that any and all costs or fees incurred by the Escrowee for such services shall be the sole responsibility of the Purchaser.

         (d) The Escrowee may act or not act in its role as escrow agent hereunder in full reliance upon and with the advice of counsel, which it may select and shall be fully, protected in so acting or not acting.

         (e) The Escrowee has acknowledged its agreement to act as escrow agent in accordance with this Agreement by signing in the place indicated on the signature page of this Agreement.

         (f) The Escrowee may at any time discharge its duties hereunder by depositing the Deposit and all accrued interest thereon with any court of competent jurisdiction located in the State of New Jersey.


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         5. DEFAULT. If the Seller willfully and intentionally breaches this
Agreement before the Closing and such breach is not the result of third party actions, the Purchaser shall be entitled, as its sole and exclusive remedies, at its option, to (i) bring a suit for the specific performance of this Agreement or (ii) the return of the Deposit (and all accrued interest) and the Contract Fee from the Escrowee and the Seller, respectively, and actual documented costs incurred after the effective date of this Agreement, and this Agreement shall be terminated upon receipt of the Deposit (and all accrued interest) and the Contract Fee by the Purchaser, and neither party shall have any further liability to the other except as expressly set forth herein. If the Purchaser breaches this Agreement before the Closing, the Seller shall be entitled, as its sole and exclusive remedy, to retain, as liquidated damages and not as a penalty, the Deposit and all accrued interest (the parties hereby agree that the amount of actual damages that would be incurred by the Seller would be difficult of proof, and that the amount of the Deposit and the accrued interest is a reasonable estimate thereof), and this Agreement shall be terminated upon the receipt of the Deposit and the accrued interest by the Seller and neither party shall have any further liability to the other except as expressly provided herein.

         6. TIME FOR CLOSING. Purchaser shall have until November 30, 2001 to close under this Agreement and to transfer and accept title to the Property (the "Closing Date"). Failure to close on or prior to the Closing Date, without an extension of the Closing Date agreed to in writing, shall be considered a breach under Section 5 of this Agreement. On the Closing Date, Purchaser shall present or transfer by cash, certified or bank cashier's check made payable to Seller, or by wire transfer to Seller in accordance with Seller's written instructions, the sum of FORTY EIGHT MILLION DOLLARS ($48,000,000.00) (the "Closing Payment") subject, however, to adjustments or prorations as provided for herein.

Contract Fee:              $     50,000.00

Initial Deposit:           $    450,000.00

Second Deposit:            $  2,500,000.00

Closing Payment:           $ 48,000,000.00
                           ---------------

Total:                     $ 51,000,000.00
                           ===============


         7. DUE DILIGENCE CONTINGENCY. The Purchaser's obligation to purchase the Property is conditioned upon the satisfaction or the Purchaser's written waiver of the following conditions (the "Closing Conditions"):


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                           (a) The Purchaser shall have a period, commencing on
                  the date of final execution of this Agreement and ending on that date which is thirty (30) days after the date hereof (such period is referred to herein as the "Due Diligence Period"), to perform any environmental, structural, engineering, title, zoning and governmental compliance studies, tests, inspections, searches or any other tests, studies, inspections or research that it deems appropriate or advisable with respect to the Property and the transaction contemplated by this Agreement, including, without limitation, the right to inspect the Property, review and approve any and all agreements related to the Property, obtain a survey of the Property, conduct environmental investigations and inspect any buildings or other improvements which may be located on the Property (the "Feasibility Studies"). Purchaser, or Purchaser's agents or representatives, shall provide Seller with evidence of liability insurance insuring any of Purchaser's agents or representatives prior to the entry onto the Property by any such agents or representatives.

                           Purchaser hereby agrees to indemnify, defend and save
                  Seller harmless from and against any and all claims, actions, demands, damages, liability and expenses, including reasonable attorney's and other professional fees, in connection with the loss of life, personal injury and/or damage to property arising out of or related to, wholly or in part, directly or indirectly, to the entry by Purchaser or Purchaser's agents or representatives upon the Property, except to the extent that such claims, actions, demands, damages, liability or expenses relate to Seller's, or its agent's, own negligence or conduct.

                           (b) If, as a result of the Feasibility Studies, the
                  Purchaser determines in its sole and absolute discretion that the Property is not suitable for the Purchaser's intended purpose, the Purchaser may terminate this Agreement by written notice sent to the Seller and the Escrowee during the Due Diligence Period. If the Purchaser provides such termination notice in accordance with the provisions of this clause (ii), the Purchaser shall thereupon be entitled to the return of all of the Deposit plus all accrued interest thereon from the Escrowee, and the parties shall thereafter be relieved of all liability to each other except as specifically set forth herein.

                           (c) The Seller will permit the Purchaser and its
                  designated representatives, at any time after the date hereof, to have full access to the Property, to inspect the Property, and to conduct Feasibility Studies on and with respect to the Property. In addition, Seller will deliver and/or make readily available to Purchaser and its agents for review, inspection and analysis certified true and correct copies of any and all documents and information reasonably requested by Purchaser or required to be delivered by Seller hereunder. If the Purchaser does not purchase the Property, the Purchaser shall, at its sole cost and expense, diligently and in good faith restore the Property substantially to its condition existing immediately prior to such Feasibility Studies.


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                           (d) To assist the Purchaser in conducting the
                  Feasibility Studies, the Seller shall provide the Purchaser during the Due Diligence Period to access to true and correct copies in the Seller's possession of the following documents, if any, pertaining to the Property:

                                        (i) All existing leases, occupancy
                                        agreements, lease termination agreements
                                        (and agreements of similar import) and
                                        brokerage agreements;

                                        (ii) Current ALTA survey for the
                                        Property and all building plans;

                                        (iii) Back title information for the
                                        Property in Seller's possession;

                                        (iv) Environmental reports and studies
                                        for the Property prepared for, on behalf of or by the Seller or otherwise in its possession;

                                        (v) Service management and maintenance
                                        agreements, collective bargaining
                                        agreements and other agreements relating to the operation and management of the Premises;

                                        (vi) Real estate tax bills; and

                                        (vii) Copies of any and all additional
                                        documents and information pertaining to
                                        the Property reasonably requested by the Purchaser.

                           (e) Purchaser is hereby given the option to extend
                  the Due Diligence Period by an additional 10 days. Upon the exercise of the extension, the sum of FIFTY THOUSAND ($50,000.00) DOLLARS (the "Extension Payment") shall be paid on the date of such exercise by cashier's check or wire transfer to the Seller. The Extension Payment shall be refundable to the same extent as that of the Contract Fee as set forth in this Agreement. Purchaser shall not receive a credit for the Extension Payment against the Purchase Price.



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         8. EXPENSES OF APPLICATION, ENGINEERING AND SURVEY.

         (a) All charges, costs, expenses and liabilities in connection with the borings, surveys, studies and tests and the performance of all engineering, environmental, geological or other work on the Property and the preparation of all reports, zoning or variance applications, development plans and maps for the development of the Property including the cost of filing, recording, reviewing or gaining approval by any governmental agency shall be paid by and be the expense of the Purchaser. The Purchaser hereby agrees to indemnify and hold the Seller and the Property harmless from all charges, costs, expenses and liabilities arising out of any work done by or for the Purchaser with respect to the Property.

         (b) In the event this Agreement is terminated for any reason not the fault of the Seller, the Purchaser shall repair all damage done to the property by any boring, engineering, geological, surveying or testing work performed by or for the Purchaser and restore the property to substantially the same condition on the date hereof.

         9. CONDITION OF TITLE.

         (a) Title to the Property conveyed shall be good and marketable, and insurable at regular rates, free and clear of all liens and encumbrances not satisfactory to the Purchaser. However, Purchaser agrees to take title subject to all tenancies and vacancies in existence at that time.

         (b) The term "Objection" shall mean any title defect or encumbrance, other than any easements of record or lien of taxes and assessments not yet due and payable, which is not acceptable to the Purchaser.

         (c) The Purchaser shall order a title report or title commitment from a title insurance company of Purchaser's choosing which is authorized to do business in New Jersey. By not later than the last day of the Due Diligence Period, the Purchaser shall give written notice of any Objections to the Seller, which notice shall be accompanied by a true and complete copy of the title report or title commitment (and the relevant underlying title documents).

         (d) The Seller shall have the option, in its sole and absolute discretion, and at its sole cost and expense, to remedy any Objections and render the title marketable in accordance with the provisions of this paragraph prior to the Closing. Within seven (7) calendar days after the Purchaser's notice describing the Objections, the Seller shall notify the Purchaser as to whether or not the Seller elects to remedy the Objections. In the event the Seller elects not to remedy the Objections, the Purchaser may either (x) terminate this Agreement and have the Deposit with all accrued interest and the Contract Fee disbursed to the Purchaser or (y) elect to proceed to Closing notwithstanding such Objections and without any abatement in the Purchase Price.


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         (e) For the purpose of remedying any Objections, the Seller shall have the right to one or more adjournments of the Closing Date for an aggregate period not exceeding thirty (30) days. If the Seller fails to remedy any Objection prior to the adjourned Closing Date, the provisions of subparagraph
(d) of this Article shall be applicable, and the Seller shall be deemed to have elected not to remedy the Objection and the Purchaser may either (x) terminate this Agreement and have the Deposit and all accrued interest disbursed to the Purchaser or (y) elect to proceed to Closing notwithstanding such Objections and without any abatement in the Purchase Price.

         (f) From and after the date hereof, the Seller will not create nor voluntarily suffer or permit any lease, occupancy agreement, encumbrance, restriction or agreement to be placed against the Property which cannot be fully terminated and discharged at Closing.

         (g) Notwithstanding anything hereincontained to the contrary, Seller shall be obligated to and shall prior to Closing, clear any Objection which can be cleared by the payment of monies in liquidated sums.

         10. CLOSING OF TITLE.

         (a) Provided all contingencies contained herein, as well as the deliveries required from the Seller hereunder are satisfied or otherwise waived, the closing of title (the "Closing") to the Property shall take place on or about the Closing Date at the offices of Seller in Lyndhurst, New Jersey or at the offices of lender's counsel, or any other mutually agreed upon location by the parties.

         (b) The following events shall take place at the Closing:

                  (i) The Seller shall deliver to the Purchaser the Property in compliance with the title requirements set forth in this Agreement, together with the delivery of:

                           (A) the customary New Jersey form of bargain and sale
                      deed with covenants, duly executed and acknowledged, conveying to the Purchaser all of the Seller's right, title and interest in and to the Property;

                           (B) the customary New Jersey form of affidavit of
                      title, identifying the nature of the Seller's right, title and interest in and to the Property;

                           (C) an assignment, acceptable in form and substance
                      to Purchaser, of all fully executed and delivered lease agreements (or agreements of similar import) pertaining to any and all tenants or occupants of the Property;


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                           (D) an assignment, acceptable in form and substance
                      to Purchaser, of the Promissory Note between the Seller and American Tissue Corporation ("ATC"), pursuant to which Seller shall reserve its right to legal and administrative remedies against ATC, except that Seller shall not institute any proceeding to dispossess ATC from the premises it currently occupies without the prior approval of Purchaser, and Purchaser shall collect all monies due and owning under such Promissory Note and shall remit all payments collected thereunder to Seller within 5 days of receipt;

                           (E) the originals or certified copies of all service,
                      management, maintenance, brokerage and related agreements, if any, relating to the ownership, use and operation of the Property as set forth in Exhibit D;

                           (F) assignments or terminations, as determined by
                      Purchaser, acceptable in form and substance to Purchaser of all of the agreements referenced in subparagraph (E), above;

                           (G) an assignment, acceptable in form and substance
                      to Purchaser, of all permits, approvals, licenses, guarantees and warranties relating to the ownership, use and operation of the Property, to the extent any of the foregoing are assignable or transferable by Seller to Purchaser, and where applicable, the originals thereof;

                           (H) evidence of the existence, organization and
                      authority of the Seller and the authority of the person(s) executing documents on behalf of the Seller reasonably satisfactory to the Purchaser and its title insurer;

                           (I) a certification that the Seller is not a "Foreign
                      Person" for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended;

                           (J) Internal Revenue Service Form 1099;

                           (K) letter signed by Seller in form and substance
                      acceptable to Purchaser addressed to all vendors and suppliers to the Property advising them of the sale, assignment and conveyance of the Property to Purchaser;

                           (L) a bill of sale and assignment acceptable in form
                      and substance to Purchaser of all of Seller's right, title and interest in and to all personal property located at or used in connection with the Property which are covered by this Agreement, if any;


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                           (M) access to all documents, reports, studies, orders
                      and other relevant information pertaining to the status of the Property with regard to the New Jersey Industrial Site Recovery Act; and

                           (N) letters of attornment to all tenants including
                      advice of disposition of security deposits;

                           (O) tenant estoppel certificates in the form attached
                      as Exhibit E from American Tissue Corporation, Rose Art Industries, Inc., Outwater Plastics, Inc., Springfield Precision Instruments, Inc., and Fabrite Laminating Corporation as well as estoppel certificates from at least seventy percent (70%) of the remaining tenants currently occupying the Property;

                           (P) Seller's estoppel certificate for the period
                      between the effective date of any tenant estoppel certificate and the Closing Date;

                           (Q) an executed Environmental Indemnification
                      Agreement substantially in the form attached hereto as Exhibit F;

                           (R) a letter from the New Jersey Department of
                      Environmental Protection approving the sale of the Property without imposing upon Purchaser any financial obligation but subject to the continuing obligation and indemnification of Seller as set forth in Exhibits F and I;

                           (S) the security deposit accounts and all original
                      Tenant Letters of Credit, and all documentation necessary to transfer and assign such Letters of Credit and security deposits to the Purchaser; and

                           (T) such other and further documents as may be
                      reasonably requested by the Purchaser or its title insurer, as necessary, to effectuate the Closing.

                  (ii) The Purchaser shall deliver to the Seller:

                           (A) the balance of the Purchase Price (as adjusted
                      pursuant to the provisions of this Agreement);

                           (B) an indemnification agreement, acceptable in form
                      and substance to Seller, holding the Seller harmless from claims of tenants regarding security deposits;

                           (C) a standard lease acceptable in form and substance
                      to Seller, in the form generally utilized by the Seller in connection with other tenant leases at the Property, for the approximately 3,000 square feet of space currently occupied by the Seller, at a net rent of $1.00 per annum, for a period of six months; and


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                           (D) such other and further documents as may be
                      reasonably requested by the Seller to effectuate the Closing.

                  All documents to be delivered by the Seller or the Purchaser at Closing shall be reasonably acceptable to the Seller and the Purchaser.

         (c) Real estate taxes, sewer charges and water rents, or payment in lieu of taxes, if applicable and if any, assessed against the Property, shall be apportioned as of the Closing Date;

         (d) The Seller shall pay any and all real property transfer taxes imposed in connection with the assignment and conveyance of the Property (including, without limitation, the New Jersey Realty Transfer Fee); and

         (e) The Escrowee shall deliver the Deposit with all accrued interest to the Seller.

         (f) Rents and additional charges (including, but not by way of limitation, CPI or other similar increases, tax, insurance and electricity charges) shall be apportioned as of the Closing Date. To the extent rents and additional charges cannot be determined as of the Closing Date, the amount of such additional charges for the period ending on the Closing Date, and all accounting showing the calculations thereof, shall be turned over to Seller by Purchaser (or vice versa, if Seller has been collecting same from tenant on a monthly basis). Thereafter, (i) if Seller has received greater than its appropriate portion as so determined by this Article, Seller shall remit the excess to Purchaser upon receipt of the aforesaid calculations and payment by tenants or (ii) if Seller has received less than its appropriate portion as so determined, Purchaser shall remit such shortfall to Seller at the time of the delivery of such calculations and payment by tenants immediately upon computation thereof and adjusted between Seller and Purchaser if and when received, subject to the provisions of the immediately following sentence. At the Closing, no "Delinquent Rents" (rents or other charges that are due as of the Closing) shall be prorated in favor of Seller. The parties' respective obligations to reprorate additional rent shall survive the Closing and shall not merge into any instrument of conveyance delivered at Closing. Notwithstanding the foregoing, Purchaser shall use reasonable efforts after the Closing Date to collect any Delinquent Rents due to the Seller from tenants, but Purchaser shall not be required to sue any tenants. All rents and other charges received by (or for the benefit of) Purchaser from any Tenant after the Closing shall be first applied to rents owing for the month of Closing and then against current and past due obligations owed to, or for the benefit of, Purchaser (with respect to those obligations accruing subsequent to the Closing Date), and any excess shall be delivered to the Seller, but only to the extent of amounts in default and owed to, and for the benefit of, the Seller for the period prior to the Closing Date. Seller shall not apply any security deposit against rent or draw down on any letter of credit for security, unless such tenant vacates the space demised to it, except with respect to ATC and its letter of credit for security which letter of credit expires by


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its terms on August 19, 2001. Seller shall not commence any summary proceeding seeking eviction or lease cancellation against any Tenant of the Premises after the Closing, but shall have the continuing right to sue the tenants for rent monies for the period prior to the Closing.


         11. REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller represents and covenants to the Purchaser as of the date hereof and as of the Closing Date (all of which representations and covenants shall survive the Closing) as follows:

                  (a) The Seller has the right, power and authority to enter into this Agreement and to cause its right, title and interest in and to the Property to be sold, assigned and conveyed in accordance with the terms and conditions hereof, and the person(s) executing this Agreement on behalf of the Seller is duly authorized and empowered to act for and to bind the Seller.

                  (b) The execution and delivery of this Agreement, and the performance of the transactions contemplated hereby does not require the consent of any governmental, except for the New Jersey Department of Environmental Protection or private party or body and do not constitute a breach by the Seller of any other agreement, law, judgment, order, injunction, writ or decree to which Seller is a party or by which the Seller or any of its assets may be bound or subject, and will not result in a violation of any applicable law, order, rule or regulation of any Federal or State agency, body or corporation, or require the approval of any such agency, body or corporation.

                  (c) Subject to the pending ISRA case, the Seller has not received notice from any governmental entity having jurisdiction, and to its actual knowledge is not otherwise aware, that the Property fails to comply in all respects with all applicable federal, state and local environmental, health and safety statutes and regulations of every nature whatsoever including, for example, but without limitation, those regarding the presence and removal of asbestos-containing materials.

                  (d) Subject to the pending ISRA case, to the actual knowledge of the Seller, (i) the Property is not currently being used to generate, manufacture, refine, produce, store for use or distribution, handle, transfer, process or transport any hazardous materials other than in compliance with all applicable laws, and (ii) to the actual knowledge of the Seller, there are no active underground storage tanks or surface impoundments in the Property.

                  (e) The Seller is not a party to any contract or agreement to sell or otherwise transfer all or any part of its interest in the Property other than this Agreement.

                  (f) There are no condemnation proceedings, public takings or eminent domain proceedings of any kind pending or, to Seller's actual knowledge, contemplated against the Property or any part thereof.


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                  (g) The Seller is not a "Foreign Person" within the meaning of
         Paragraph 1445 of the Internal Revenue Code of 1986, as amended.

                  (h) There is no action, suit or proceeding pending or, to Seller's actual knowledge, threatened against or affecting Seller in any court, or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which (A) individually or in the aggregate, would materially and adversely affect the financial position, business or operations of Seller, taken as a whole, or the performance by Seller of its obligations hereunder or (B) would affect in any material respect the consummation or validity of this Agreement or the transactions contemplated hereby;

                  (i) Seller is not in default (A) in the payment of any taxes levied or assessed against it or its assets (including the Property), or (B) under any statute, rule, order, decree, writ, injunction or regulation of any governmental body (including any court), in either case which would have a material adverse effect on its ability to perform the obligations contemplated by this Agreement;

                  (j) Neither this Agreement nor the conveyance of the Property to Purchaser will defraud any of Seller's creditors, or render Seller insolvent;

                  (k) Seller will give or cause to give all notices of transfer to any and all parties as required by any agreements affecting the Property;

                  (l) Seller has not received any notice that any default or breach presently exists under any covenant, condition, restriction, right-of-way or easement affecting the Property or any portion thereof which is to be performed or complied with by the owner and which would have a material and adverse effect on the Property, and Seller has no actual knowledge of any fact or condition which would constitute such a default or breach (or event which with notice or lapse of time, or both, could constitute such a default) under any such agreement;

                  (m) Subject to the pending ISRA case, Seller represents and covenants that (1) to its knowledge the Property complies with all laws applicable to the Property, (2) it shall not permit the use of the Property for the generation, manufacture, refinement, production, or processing of any Hazardous Substance or for the storage, handling, transfer or transportation of any Hazardous Substance (other than in connection with the operation and maintenance of the Property and in commercially reasonable quantities by Seller or its tenants, as a consumer, dealer or retailer thereof and in compliance with all applicable laws), (3) it shall not install or permit the installation on the Property of any underground storage tanks, surface impoundments or asbestos-containing materials and (4) it shall cause any alterations of the Property to be done in a way so as to not expose the persons working on or visiting the Property to Hazardous Substances, except in compliance with law.

                  Immediately upon obtaining actual knowledge thereof, Seller shall give to Purchaser notice of the occurrence of any of the following events: (1) the failure of the Property to comply with any law in any manner whatsoever; (2) the issuance to Seller of any notice, complaint or order of violation or non-compliance of any nature whatsoever with regard to the Property or the use thereof with respect to any laws; or (3) any notice of a pending or threatened investigation that the operations on the Property are not in compliance with any law.

                  (o) Seller has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy or insolvency laws, or other relief for debtors, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its assets or its interest in the Property. No court of competent jurisdiction has entered an order, judgment, or decree approving a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no liquidator of Seller or of all or any substantial part of its assets or its interest in the Property has been appointed. Seller has not given notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations;

                  (p) To the best of the Seller's knowledge, none of the representations and warranties set forth in this Paragraph contains any material misstatement of fact or omits to state a material fact or statement necessary to make the facts or statements contained therein not misleading.

                  (q) Seller will not enter into any lease, occupancy agreement or any other agreement, except as what is ordinary and customary for the normal maintenance of the Property, whatsoever between the date of this Agreement and the closing of title (or earlier termination of this Agreement) with respect to or affecting the Property, without the prior written consent of Purchaser.

                  (s) Seller shall continue to maintain the Property and not defer taking actions or spending its funds, or otherwise manage the Property differently due to the pending sale of the Property.

                  (t) At the Closing, Seller will have paid in full any and all brokerage commissions and related fees and compensation incurred in connection with sale of the Property.

                  (u) Seller does not intend to make any capital expenditures which would materially impact its financial condition between the date of this Agreement and the Closing Date.

                  (v) All leases, tenancies, rents, charges and security deposits affecting the Property on the date hereof, are accurately shown on Exhibit C; complete copies of all Leases and all amendments, guarantees and other documents relating thereto have been delivered to the Purchaser; all of the Leases are in full force and effect, and neither landlord nor any of the tenants are in default of any of their obligations under any of the Leases, except that as of the date hereof ATC is one month in arrears of base rent; all tenants are in possession of the space leased by them on a rent paying basis; the rents shown in Exhibit C are actually being paid by the tenant; no tenant has paid rent for more than one (1) month in advance; no tenant claims or is entitled to "free" rent, rent concessions, rebates or rent abatements; no tenant claims or is entitled to any set-offs against rent; all work required to be performed by the landlord under the Leases has been performed in accordance with the terms of the Leases; the Seller has assigned none of its rights under the Leases; no representation or covenant has been made by the Seller to any of the tenants under the Leases except as incorporated in their respective Leases; the Seller has not assumed or agreed to perform the obligations of any tenant under any lease or entity related to any tenant under any other lease for space elsewhere, or other similar agreement to which any tenant or entity related to any tenant is party.

                  (w) There are no employees of Seller who work at the Property or service or maintenance contracts affecting the Property except as shown on Exhibits G and D attached hereto and made a part hereof, respectively.

                  (x) The use being made of the Property at present is in conformity with the certificate of occupancy issued for the Property; all required certificates and permits have been issued and are in full force and effect; the Property and the present use and condition thereof do not violate any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, and are not designated by any governmental agency to be in a flood plain area; the Property and the tenants use are not in violation of any local, state or federal environmental laws.

                  (y) Except for the pending ISRA case, there is no litigation, proceeding (zoning or otherwise) or governmental investigation pending or threatened against or relating to the Property or the transaction contemplated by this Agreement. No notice has been received or is anticipated of any violation or failure to comply with any law or municipal ordinance; Seller shall furnish Purchaser with copies of any violations received by Seller from the date hereof to closing and Seller shall, at its expense, cure said violations prior to or within a reasonable time after Closing; alternatively, at Purchaser's option, Purchaser may accept a credit at Closing to the cash due at Closing in an amount acceptable to purchaser to cure such violations.

                  (z) All existing lease commissions accrued and payable by Seller or Seller's predecessor in title or of which Seller has knowledge of, including referral fees with respect to Leases and the renewal of the leases as of Closing will be paid in full on or before the Closing Date. There will be no lease commissions or referral fee obligations on the part of Purchaser other than those that become due and payable from the date hereof until the Closing Date, which either apply to extending Leases beyond the Closing Date or accrue and become payable after the Closing Date, as set forth to Exhibit H.

         12. RISK OF LOSS. If prior to the Closing all or a Material part (as that term is defined in this Article) of the Property is destroyed by fire or the elements or by any cause beyond either party's control or is taken by eminent domain (collectively, a "Casualty"), the Purchaser may, by notice to the Seller given prior to the completion of the Closing, elect to cancel this Agreement. In the event that the Purchaser shall so elect, both parties shall be relieved and released of and from any further liability hereunder (except as otherwise provided herein), and the Escrowee and the Seller shall return all of the Deposit and one-half (1/2) the accrued interest and the Contract Fee to Purchaser. Seller shall be entitled to retain one-half (1/2) of the accrued interest on the Deposit. Unless this Agreement is so cancelled, or if only an Immaterial part of the Property is destroyed or damaged by fire or other cause under circumstances in which the entire loss (less than amount of any deductible) is covered by insurance or is taken by eminent domain, this Agreement shall remain in full force and effect, and the Seller at the Closing shall pay to the Purchaser, provided that Purchaser has not requested Seller to reduce the Purchase Price, any sums of money collected by the Seller under policies of insurance, after deducting reasonable collection costs, and in addition the Seller shall assign, transfer and set over to the Purchaser all of the Seller's right, title and interest in and to such policies and any further sums payable thereunder and all of the Seller's right, title and interest in and to any awards by reason of such taking by eminent domain. In such circumstances the Seller shall file its proof of loss promptly (or authorize and empower the Purchaser to do so) and cooperate with the Purchaser in the processing and adjustment of such claim. As used in this Article, "Material" means destruction or damage, which would prevent or unreasonably hinder, in Purchaser's reasonable discretion, Purchaser's ability to operate the Property in a similar manner to its current state of operation. "Immaterial" means destruction or damage, which is not Material.

         Seller will not settle or compromise any claim without Purchaser's prior consent. Seller maintains and will continue to maintain adequate insurance against all casualty loss, in amounts sufficient to avoid any co-insurance exposure, and Seller maintains, and will continue to maintain through the Closing Date, rent interruption insurance in an amount not less than $4,000,000 per occurrence.

         13. CONDITION OF PREMISES. Subject to the terms of this Agreement, and in any document delivered to Purchaser in connection with this Agreement or the Closing, Purchaser hereby acknowledges that it has inspected and examined the property to its satisfaction and relies upon those inspections and examinations in entering this Agreement and not upon any oral or written representation or warranty of the Seller, its agents, servants or employees or any broker except as may be provided herein. The property is sold "As Is" subject only to the continued operation of Groundwater Treatment System ("GWTS"), the monitoring wells, and the Soil Vapor Extraction System ("SVES") as described in the Order of the Commissioner issued on October 8, 1993, in ISRA Case No. 84-205, attached hereto as Exhibit I. Purchaser hereby acknowledges that all rights, title and interest to the GWTS and SVES, its accessories, components and any subsequent modifications thereto, shall remain with the Seller. Seller shall continue to perform all remedial investigation and remedial action work required by NJDEP to remediate to a non-residential standard. Seller shall diligently pursue, prior to and after the closing of title, obtaining a No Further Action letter and Covenant Not to Sue from NJDEP (or final Remedial Action Workplan approval) and further to diligently pursue the removal of the Classification Exception Area ("CEA") filed for the groundwater at or emanating from the site including all groundwater monitoring required during the duration of the CEA or to remove the CEA.

         14. INDEMNIFICATION.

                  (a) Purchaser hereby acknowledges that it has received a copy of Exhibit I. Purchaser hereby agrees and accepts to take title and possession of the Property subject to the Seller's continued operation of the GWTS, monitoring Wells, and the SVES. Seller and Purchaser shall cooperate with each other to assure that the GWTS and the SVES and any monitoring wells, and other remedial investigation or remedial action equipment at the property do not unreasonably interfere with the operation and use of the property. Purchaser acknowledges and understands that GWTS and the SVES shall remain in their present locations, and cannot be removed, altered, or relocated in any way. Purchaser shall provide access to Seller for the operation, maintenance, installation, removal, and closure of the GWTS and the SVES and any monitoring wells after Closing.

                  (b) Seller shall defend, indemnify and hold harmless Purchaser from and against any and all claims, actions, proceedings, notices, demands, liabilities, expenses and costs (including attorney and expert witness fees) arising after closing from the gross negligence or intentional misconduct by Seller or its agents, consultants, contractors or invitees for entering the property and operating the GWTS and the SVES. Seller shall cause its contractors or consultants entering the property after the closing to maintain workers compensation insurance with statutory limits, Commercial General Liability occurrence type insurance with a combined single limit of $3,000,000 per occurrence and aggregate for bodily injury and property damage, automobile liability insurance including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence and aggregate for bodily injury and property damage, and professional liability and contractors pollution liability insurance any amount of $3,000,000.

                  (c) Purchaser shall defend, indemnify and hold harmless Seller from and against any and all claims, actions, proceedings, notices, demands, liabilities, expenses and costs (including attorney an expert witness fees) arising from the negligence or misconduct by Purchaser or its agents, consultants, contractors or invitees which results in any damage to, malfunction of, or discontinuance in the operation of the GWTS or the SVES, or any further contamination of the property.

                  (d) Seller shall cause its contractor to provide Purchaser with 30 days written notice prior to the cancellation of any insurance coverage required under Section 14 (b). Further, Seller shall repair any damage caused by Seller, its agents, contractors or consultants, to the property or improvements thereon and shall, at the conclusion of the remedial investigation and remedial action, restore the property, including removing all remediation equipment including, but not limited to, sealing any monitoring wells on the property in accordance with NJDEP regulations and orders.

                  (e) Purchaser shall repair any damage to the GWTS or the SVES or monitoring wells caused by Purchaser, its agents, contractors or consultants.

                  (f) Notwithstanding anything else in this Agreement to the contrary, the parties agree that this Section 14 shall survive the closing of title or earlier termination of this Agreement.

         15. COMMISSION. Seller agrees to pay to Grubb & Ellis Company a commission in accordance with the listing agreement signed between Seller and Grubb & Ellis. Said commission shall be deemed earned, due and payable upon closing of title and receipt by Seller of all monies due according to this Agreement. Each of the parties represents to the other that they were not introduced to each other by any other broker and that no other broker has a claim for a commission on this sale. The parties agree to indemnify and hold each other harmless from all losses for costs including attorney's fees and claims arising out of a breach of this representation. This indemnification agreement shall survive the closing.

         16. RECORDING OF CONTRACT. The Purchaser shall not record this Agreement. However, the Purchaser, at its own cost, may record a Memorandum of Contract with the Bergen County Clerks Office. Recording of any other instrument other than a Memorandum of Contract by the Purchaser shall be deemed a material breach for which Seller shall have the option to void the Agreement and retain the Deposit.

         17. NOTICES. Notices by the parties to each other shall be sent by facsimile, certified mail, return receipt requested or by overnight courier c/o the following addresses:

Purchaser:

                  Shaw Achas LLC
                  36 West 44th Street, Suite 800
                  New York, New York 10036
                  Attn: Mr. David Werner
                                    Facsimile:  (212) 944-8109

For the Seller:

                  Kent Garson, Director - Corporate Real Estate
                  Curtiss-Wright Corporation
                  One Passaic Street
                  Wood-Ridge, New Jersey 07075
                  Telephone:  (973) 777-3820
                  Facsimile:  (973) 777-6901

         Copies shall also be sent to the attorneys for the respective parties at the following addresses:

Purchaser:
                  Joseph Hershkowitz, Esq.
                  Frenkel, Hershkowitz, & Shafran LLP
                  16 East 34th Street
                  New York, New York 10016-4328
                  Facsimile: (212) 889-5072


For the Seller:

                  Paul J. Ferdenzi, Associate General Counsel
                  Curtiss-Wright Corporation
                  1200 Wall Street West, Suite 501
                  Lyndhurst, New Jersey 07071
                  Telephone:  201-896-8373
                  Facsimile:  201-438-5680

         18. ASSIGNMENT; MODIFICATION.

         (a) This Agreement shall not be assignable by Purchaser without the prior written consent of the Seller, which shall not be unreasonably withheld; however, Purchaser may assign without prior consent to any entity to be formed provided that two of the members in any assignee are David Werner and Joseph Friedland or a limited liability company wholly owned by them. Any assignment of the Agreement, except in the manner as otherwise stated above, by Purchaser, whether directly or by operation of law, including merger, acquisition, or other change in ownership, shall, unless cured within 5 days of notice, terminate this Agreement and Purchaser shall be deemed in default hereunder.

         (b) This Agreement may not be modified except by an instrument in writing signed by both parties.

         19. ENTIRE AGREEMENT. This Agreement including all Exhibits attached hereto constitutes the total agreement between the Seller and Purchaser and supersedes, replaces and controls all prior written or oral agreements, representations or communications.

         20. NUMBER AND GENDER. If it is required to make sense of this Agreement, the use of the singular shall encompass the plural and the use of the masculine shall encompass the feminine and neuter.

         21. OBLIGATIONS. This Agreement shall be binding upon the heirs, successors and assigns of the parties.

         22. CONFIDENTIAL INFORMATION. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to such party's consultants, investors, professionals, advisors, affiliates and others actually or prospectively involved in such transaction, or as required by law prior to Closing. No party will make any public disclosure of the specific terms of this Agreement, except as required by law, prior to Closing. Without limiting the generality of the foregoing, prior to Closing any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to advisors, consultants, investors, professionals, affiliates and others actually or prospectively involved in such transaction in connection with the transactions contemplated hereby. The provisions of this Section will survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

         IN WITNESS WHEREOF, the parties have hereunto affixed their hands and seals as of the date appearing herein above.



WITNESS:                            SELLER: CURTISS-WRIGHT CORPORATION

                                          /s/ Robert A. Bosi
_________________________           By:______________________________________
                                       Robert A. Bosi, Vice President - Finance


                                    CURTISS-WRIGHT FLIGHT SYSTEMS, INC

                                          /s/ Robert A. Bosi
_________________________           By:______________________________________
                                       Robert A. Bosi, Treasurer


WITNESS:                            PURCHASER: SHAW ACHAS LLC


                                          /s/ David Werner
_________________________           By:_____________________________________
                                       David Werner, Vice President